Exhibit 10.8

AMENDED RESOLUTION OF THE BOARD OF DIRECTORS

Pursuant to Section II of the Bylaws (the “Bylaws”) of American Housing Income Trust, Inc., a Maryland corporation (the “Corporation”) and pursuant to the directives set forth in the Written Consent of Shareholders dated May 8, 2015, the Board of Directors of the Corporation unanimously adopt the following resolutions pursuant to Section III of the Bylaws.  These resolutions are intended to amend and supplement the resolutions dated May 8, 2015 (the “Original Resolutions”). To the extent these amended resolutions do not amend or supplement a provision of the Original Resolutions, the Original Resolutions shall not be modified.  The underlined portions of these amended resolutions set forth the amendments or supplements to the Original Resolutions.

RESOLVED, that for the consideration stated therein, the Board of Director Agreement between the Corporation and Kenneth Hedrick (“Hedrick Agreement”) is ratified and approved as being in the best interests of the Corporation.

RESOLVED, the Board of Directors accepts, ratifies and approves ARP’s conversion of its Series A Preferred Stock to 2,000 shares of common stock in the Corporation (post-split).

RESOLVED, that Eric Stoffers shall prepare a transfer instruction letter to Issuer Direct, upon notification of the approval of the reverse stock split by FINRA approving the issuance of (a) 1,000,000 shares of the Company’s common stock to Sean Zarinegar, or his designee, under the Zarinegar Agreement, (b) 1,000,000 shares of the Company’s common stock to PRM, or its designee, under the Operations Agreement, (c) 25,000 shares of the Company’s common stock to Kenneth Hedrick, or his designee, under the Hedrick Agreement, (d) 2,000 shares of the Company’s common stock to ARP in consideration of the conversion, and (e) the pro rata shares to the “ARP Members,” as defined under the Stock Exchange and Restructuring Agreement.

RESOLVED, that these resolutions may be executed in counterpart with facsimile or electronic signatures constituting originals for all intents and purposes.

These resolutions are executed as of May 14, 2015.

APPROVED:
/s/ Eric Stoffers By: Eric Stoffers Its: Chairman of the Board /s/ Kenneth Hedrick By: Kenneth Hedrick Its: Director /s/ Sean Zarinegar By: Sean Zarinegar Its: Director